SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Fidelity Rutland Square Trust II

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Information Statement

Strategic Advisers Funds

We appreciate your business and your trust in Fidelity Investments. As always, we are committed to keeping you informed about your Fidelity account(s), including any updates and/or changes.*

The enclosed Information Statement provides important information regarding new managers that have been appointed to one or more of the Strategic Advisers Funds held within your Fidelity account.

Inside, you will find detailed information about the terms of the agreements with the new managers, which were selected by Strategic Advisers LLC, which is the adviser to the Strategic Advisers Funds and the portfolio manager for the Fidelity managed account program. They believe these changes will provide your account with additional benefits, such as increased manager diversification, and help to ensure that the Fund can be effectively managed to meet its specific style exposure and investment objective.

Please read the enclosed information carefully. No other action is required by you.

*	You may have elected to suppress other legal notifications; however, certain regulatory requirements mean that we are legally bound to send you this notification. We apologize for any inconvenience.

This Page is Intentionally Left Blank

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF INFORMATION STATEMENT.

The Information Statement is available at www.proxyvote.com/proxy.

STRATEGIC ADVISERS® MUNICIPAL BOND FUND

(THE FUND)

A SERIES OF

FIDELITY RUTLAND SQUARE TRUST II

245 SUMMER STREET

BOSTON, MASSACHUSETTS 02210

1-800-544-3455

INFORMATION STATEMENT

This Information Statement is being furnished by the Board of Trustees (the Board or Trustees) of Fidelity Rutland Square Trust II (the Trust) to the shareholders of Strategic Advisers® Municipal Bond Fund (the Fund), a series of the Trust. This Information Statement is provided in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (SEC) that permits the Trust’s investment adviser, Strategic Advisers LLC (Strategic Advisers), to hire unaffiliated sub-advisers without obtaining shareholder approval, subject to the approval of the Trust’s Board.

This Information Statement is being mailed on or about November 5, 2021 to shareholders of record as of October 4, 2021. This Information Statement is intended to inform you that one or more new sub-advisers have been appointed to your fund(s). No action is required of you. We are not asking you for a proxy and you are requested not to send us a proxy.

The information contained in this Information Statement relates to the Trustees’ approval on September 1, 2021 of the following new sub-advisory arrangements:

Fund	Sub-Adviser
Strategic Advisers® Municipal Bond Fund (Municipal Bond Fund)	Delaware Investments Fund Advisers (DIFA or New Sub-Adviser), a series of Macquarie Investment Management Business Trust
Massachusetts Financial Services Company (MFS or New Sub-Adviser)

The purpose of this Information Statement is to provide an overview of the Trustees’ decision to appoint DIFA and MFS as additional sub-advisers for the Fund, and to discuss the terms of the new sub-advisory agreements with DIFA and MFS (each, an Agreement and collectively, the Agreements). Shares of the Fund are offered exclusively to certain clients of Strategic Advisers or its affiliates and are not available for sale to the general public.

INTRODUCTION

Strategic Advisers is the Fund’s investment adviser. Pursuant to the terms of an exemptive order granted to Strategic Advisers and the Trust by the SEC on November 28, 2006 (SEC Order), Strategic Advisers employs a so-called “manager of managers” arrangement in managing the Fund. Section 15(a) of the Investment Company Act of 1940, as amended (the 1940 Act) generally requires that a fund’s shareholders approve all agreements pursuant to which persons serve as investment adviser or sub-adviser to a fund. The SEC Order exempts Strategic Advisers and the Trust from the shareholder voting requirements of Section 15(a) of the 1940 Act and allows the Trustees, subject to certain conditions, to appoint new unaffiliated sub-advisers and approve their respective sub-advisory agreements on behalf of the Fund without a shareholder vote.

Consistent with the SEC Order, the Trustees, including a majority of the Trustees who are not parties to the Agreements or “interested persons” of any such party (the Independent Trustees), appointed each New Sub-Adviser as an additional sub-adviser to the Fund and approved each Agreement at a meeting on September 1, 2021. As discussed later in this Information Statement, the Board carefully considered the matter and concluded that the appointment of each New Sub-Adviser under the terms of the applicable Agreement was in the best interest of the Fund and its shareholders.

As a condition to relying on the SEC Order, Strategic Advisers and the Trust are required to furnish shareholders of the Fund with notification of the appointment of a new unaffiliated sub-adviser within ninety days from the date that the sub-adviser is hired. This Information Statement serves to provide such notice and give details of the new arrangements.

MANAGEMENT CONTRACT OF THE FUND

Strategic Advisers, located at 245 Summer Street, Boston, Massachusetts 02210, is the Fund’s investment adviser. Strategic Advisers directs the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations pursuant to a management contract (the Management Contract) for the Fund that was initially approved by the Board, including a majority of the Independent Trustees, on June 3, 2021, and by the initial sole shareholder on June 16, 2021.

Strategic Advisers is authorized, in its discretion, to allocate the Fund’s assets pursuant to its investment strategy. In addition, Strategic Advisers or its affiliates, subject to the supervision of the Board, provides the management and administrative services necessary for the operation of the Fund. These services include, among others, supervising relations with, and monitoring the performance of, any sub-advisers; preparing all general shareholder communications, including shareholder reports; maintaining the Fund’s records; maintaining the registration and qualification of the Fund’s shares under federal and state law; and furnishing reports, evaluations, and analyses on a variety of subjects to the Trustees. Strategic Advisers or its affiliates also compensate all officers of the Fund and all personnel of Strategic Advisers for performing services relating to research, statistical and investment activities.

The Fund pays a monthly management fee to Strategic Advisers (the Management Fee). The Management Fee is calculated by adding Strategic Advisers’ annual Management Fee rate of 0.25% and the total fees payable monthly to the Fund’s sub-advisers based on each sub-adviser’s allocated portion of the Fund’s average daily net assets throughout the month. The Fund’s effective Management Fee may be higher or lower in the future based on factors such as the portion of fund assets managed by sub-advisers and the sub-advisory fee rates of the sub-advisers that may manage the Fund in the future.

Strategic Advisers has contractually agreed to waive its portion of the Management Fee for the Fund in an amount equal to 0.25% of the Fund’s average daily net assets through September 30, 2024. Strategic Advisers has also contractually agreed that the maximum aggregate annual management fee rate of the Fund will not exceed 0.60%.

Strategic Advisers may not discontinue or modify the management fee waiver prior to its expiration date without the approval of the Board. The addition of the New Sub-Advisers will not result in a change to the maximum aggregate annual management fee payable by shareholders, the portion of the Management Fee retained by Strategic Advisers, if any, or the management fee waiver arrangement discussed above, for the Fund.

In addition to the New Sub-Advisers, FIAM LLC (FIAM), FMR Investment Management (UK) Limited (FMR UK), Fidelity Management & Research (Hong Kong) Limited (FMR H.K.), Fidelity Management & Research (Japan) Limited (FMR Japan), MacKay Shields LLC, and T. Rowe Price Associates, Inc. serve as sub-advisers or sub-subadvisers to the Fund.

FIAM, FMR UK, FMR H.K., and FMR Japan are affiliates of Strategic Advisers.

The Fund commenced operations on June 17, 2021 and as of October 4, 2021 no sub-advisers have been allocated a portion of the Fund’s assets to manage.

SUMMARY OF THE AGREEMENTS WITH THE NEW SUB-ADVISERS

On September 1, 2021, pursuant to the “managers of managers” arrangement, the Board approved separate agreements with each of DIFA and MFS on behalf of the Fund. Pursuant to the Agreements, each New Sub-Adviser has day-to-day responsibility for choosing investments for the portion of assets of the Fund allocated to it by Strategic Advisers and for voting proxies for the Fund with respect to those investments.

Pursuant to each Agreement, each New Sub-Adviser provides a program of continuous investment management for the portion of the Fund’s assets allocated to it in accordance with the Fund’s investment objective and policies as stated in the Fund’s prospectus and statement of additional information filed with the SEC on Form N-1A, as amended and supplemented from time to time (the Registration Statement), and such other limitations as the Trust, the Fund, the Board, or Strategic Advisers may impose. Each New Sub-Adviser will vote the Fund’s proxies in accordance with the New Sub-Adviser’s proxy voting policies, as approved by the Board. Strategic Advisers has granted each New Sub-Adviser authority to invest and reinvest the assets of the Fund allocated to it by selecting the securities, instruments, repurchase agreements, financial futures contracts, options and other investments and techniques that the Fund may purchase, sell, enter into or use. For providing investment management services to its allocated portion of the Fund, Strategic Advisers pays each New Sub-Adviser a monthly asset-based fee out of the Management Fee payable by the Fund.

Each Agreement may be terminated on sixty days’ written notice to the applicable New Sub-Adviser: (i) by the Trust, pursuant to (A) action by the Board or (B) the vote of the holders of a “majority” (as defined in the 1940 Act) of the shares of the Fund or (ii) by Strategic Advisers. Each Agreement is terminable, without penalty, by the applicable New Sub-Adviser upon ninety days’ written notice to Strategic Advisers and the Trust. In addition, each Agreement will terminate in the event of the termination of the Management Contract with respect to the Fund. Each Agreement will be terminated automatically in the event of its “assignment” (as defined in the 1940 Act).

INFORMATION ABOUT DIFA

DIFA’s main office is located at 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106. DIFA is not affiliated with Strategic Advisers.

Investment Process

DIFA’s investment process for its US Municipal Fixed Income strategy emphasizes the yield component of total return minimizing the need to forecast interest rates and economic activity. DIFA views transactions as either relative value or credit driven. Relative value decisions are made based upon original expectations, actual performance of the security and the availability of competing securities. Credit decisions are based on an ongoing review of the fundamentals of the security. If it appears that a security is performing in a manner that is inconsistent with DIFA’s original expectations, or if new or contrary data becomes apparent, the security will be considered for sale.

DIFA’s process is primarily bottom-up and research driven – hence their reliance on top-down business cycle analysis is minimal. DIFA estimates that in their approach, top-down analysis comprises 15% of resources and time, and bottom-up consumes the remaining 85%. In-depth fundamental research is the cornerstone of their investment process. They place great emphasis on the quality of their research efforts. DIFA’s analysts are responsible for providing in-depth research to build a comprehensive understanding of a particular security. Each of their research analysts is an expert in a manageable number of industries/sectors.

Directors and Executive Officers

The following are the directors, executive officers, and control persons of DIFA. Unless otherwise noted, the address of each is 100 Independence, 610 Market Street, Philadelphia, Pennsylvania 19106.

DIRECTORS AND EXECUTIVE OFFICERS
Name	Position
Shawn K. Lytle	President, Head of Global Macquarie Investment Management
John Leonard	Executive Vice President, Global Head of Equities
Brett Lewthwaite	Executive Vice President, Chief Investment Officer, Global Head of Fixed Income
David F. Connor	Senior Vice President, General Counsel, Secretary
Brian L. Murray	SVP / Global Chief Compliance Officer
David Brenner	SVP / Chief Administration Officer
Neil Siegel	SVP / Chief Marketing and Product Officer
Richard Salus	SVP / Global Head of Fund Services
Michael F. Capuzzi	SVP / Head of Investment Operations / U.S. Chief Operations Officer
Stephen Hoban	Chief Financial Officer / Treasurer

CONTROL PERSON
Name	Relationship
Macquarie Management Holdings, Inc.

Macquarie Management Holdings, Inc. owns 100% of Delaware Investments Management Company, LLC, which owns 100% of Macquarie Investment Management Business Trust, of which DIFA is a series. Macquarie Management Holdings, Inc. is an indirect wholly-owned subsidiary of Macquarie Group Limited.

No officer or Trustee of the Fund is an officer, employee, director, or shareholder of DIFA.

DIFA also acts as investment adviser or sub-adviser to other registered investment companies (or portions thereof) set forth below, which have investment objectives that are similar to the portion of the Fund that may be allocated to DIFA pursuant to the Agreement:

Fund	Assets Under Management as of June 30, 2021
Delaware Tax Free USA Fund	$1.101 billion

INFORMATION ABOUT MFS

MFS’s main office is located at 111 Huntington Avenue, Boston, Massachusetts 02199. MFS is not affiliated with Strategic Advisers.

Investment Process

For its Municipal Plus Fixed Income strategy, MFS normally invests its allocated portion of the Fund’s assets primarily in municipal instruments. MFS primarily invests its allocated portion of the Fund’s assets in investment grade quality debt instruments, but may also invest in below investment grade quality debt instruments. MFS may invest 25% or more of its allocated portion’s total assets in municipal instruments that finance similar projects, such as those relating to education, healthcare, housing, utilities, water, or sewers. MFS may invest a significant percentage of its allocated portion in issuers in a single state, territory, or possession, or a small number of states, territories, or possessions. While MFS may use derivatives for any investment purpose, to the extent MFS uses derivatives, MFS expects to use derivatives primarily to gain exposure to a particular segment of the municipal market or security or to increase or decrease interest rate exposure.

MFS uses an active bottom-up investment approach to buying and selling investments for its allocated portion of the Fund. Investments are selected primarily based on fundamental analysis of individual instruments and their issuers in light of the issuers’ financial condition and market, economic, political, and regulatory conditions. Factors considered may include the instrument’s credit quality and terms, any underlying assets and their credit quality, and the issuer’s management ability, capital structure, leverage, and ability to meet its current obligations. MFS may also consider environmental, social, and governance (ESG) factors in its fundamental investment analysis where MFS believes such factors could materially impact the economic value of an issuer or instrument. ESG factors considered may include, but are not limited to, an issuer’s governance structure and practices, social issues such as health and safety considerations, and environmental issues such as climate change impact, energy sources, and water and waste management. Quantitative screening tools that systematically evaluate the structure of a debt instrument and its features may also be considered. In structuring its allocated portion of the Fund, MFS also considers top-down factors, including sector allocations, yield curve positioning, duration, macroeconomic factors, and risk management factors.

Directors and Executive Officers

The following are the directors, executive officers, and control persons of MFS. Unless otherwise noted, the address of each is 111 Huntington Avenue, Boston, Massachusetts 02199.

DIRECTORS AND EXECUTIVE OFFICERS
Name	Position
Robert J. Manning	Director, Non-Executive Chairman and Chairman of the Board of Directors of MFS[1]
Amrit Kanwal	Executive Vice President and Chief Financial Officer of MFS[1]
Michael W. Roberge	Director, Chairman and Chief Executive Officer of MFS[1]
Edward M. Maloney	Executive Vice President and Chief Investment Officer of MFS[1]
Melissa J. Kennedy	Director of MFS, Executive Vice-President, Chief Legal Officer and Public Affairs of Sun Life Financial Inc.
Manjit Singh	Director of MFS, Executive Vice-President and Chief Financial Officer of Sun Life Financial Inc.
Kevin D. Strain	Director of MFS, President of Sun Life Financial
Martin J. Wolin	Chief Compliance Officer of MFS[1]
Jonathan A. Aliber	Executive Vice President and Chief Technology Officer of MFS[1]
Mark A. Leary	Executive Vice President and Chief Human Resources Officer of MFS[1]
Heidi W. Hardin	Executive Vice President, General Counsel and Secretary of MFS[1]
Carol W. Geremia	Director, President and Head of Global Distribution of MFS[1]
CONTROL PERSON
Name	Relationship
Sun Life Financial, Inc.	MFS is a subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings. Inc., which in turn is an indirect majority-owned subsidiary of Sun Life Financial Inc.

[1]

Certain principal executive officers and directors of MFS serve as officers or directors of some or all of MFS’ corporate affiliates and certain officers of MFS serve as officers and/or directors of some or all of the funds in the MFS Funds complex and/or officers or directors of certain MFS non-U.S. investment companies.

No officer or Trustee of the Funds is an officer, employee, director, or shareholder of MFS.

MFS acts as investment adviser to the following mutual funds that have objectives similar to the portion of the Fund’s assets allocated to MFS.

Fund	Assets Under Management as of June 30, 2021
MFS® Municipal Income Fund	$6,010,490,349

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Matters Considered by the Board in Approving the Agreements is included in Appendix A.

MANAGEMENT INFORMATION ABOUT STRATEGIC ADVISERS

The principal business address of Strategic Advisers, the Fund’s investment adviser, is 245 Summer Street, Boston, Massachusetts, 02210.

The principal business address of Fidelity Distributors Company LLC, the Fund’s principal underwriter and distribution agent, is 900 Salem Street, Smithfield, Rhode Island 02917.

OTHER INFORMATION

Outstanding Shares and Ownership of Shares. The following table shows the number of shares of the Fund that were issued and outstanding as of August 31, 2021:

Fund	Shares Outstanding
Municipal Bond Fund	176,693,715

As of August 31, 2021, the Trustees, Members of the Advisory Board (if any), and officers of the Fund owned, in the aggregate, less than 1% of total outstanding shares.

To the knowledge of the Trust, no shareholder had substantial (5% or more) record and/or beneficial ownership the Fund as of August 31, 2021.

Shareholder Proposals. The Trust does not hold regularly scheduled meetings of shareholders of the Fund. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders. Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Fund, attention “Fund Shareholder Meetings,” 245 Summer Street, Mailzone V10A, Boston, Massachusetts 02210.

Annual Report. For a free copy of the Fund’s most recent annual report and semi-annual report, if any, call 1-800-544-3455 or write to Fidelity Distributors Company LLC at 900 Salem Street, Smithfield, Rhode Island 02917. In addition, you may visit Fidelity’s website at www.fidelity.com for a free copy of a prospectus, statement of additional information, annual or semi-annual report, or to request other information.

NOTICE TO BANKS, BROKER-DEALERS

AND VOTING TRUSTEES AND THEIR NOMINEES

Please advise the Trust, in care of Fidelity Investments Institutional Operations Company LLC, 245 Summer Street, Boston, Massachusetts, 02210, whether other persons are beneficial owners of shares for which the Information Statement is being mailed and, if so, the number of copies of the Information Statement and Annual Report you wish to receive in order to supply copies to the beneficial owners of the respective shares.

APPENDIX A

MATTERS CONSIDERED BY THE BOARD

IN APPROVING THE AGREEMENTS

Strategic Advisers Municipal Bond Fund

In September 2021, the Board of Trustees, including the Independent Trustees (together, the Board) voted to approve new sub-advisory agreements among Strategic Advisers, each of Delaware Investments Fund Advisers, a series of Macquarie Investment Management Business Trust (Delaware), and Massachusetts Financial Services Company (MFS), and Fidelity Rutland Square Trust II (Trust) on behalf of the fund (each, a Sub-Advisory Agreement and collectively, the Sub-Advisory Agreements). MFS and Delaware are each referred to herein as a Sub-Adviser and collectively, as the Sub-Advisers. The Board, assisted by the advice of fund counsel and Independent Trustees’ counsel, considered a broad range of information it believed relevant to the approval of the Sub-Advisory Agreements.

In considering whether to approve each Sub-Advisory Agreement, the Board reached a determination, with the assistance of fund counsel and Independent Trustees’ counsel and through the exercise of its business judgment, that the approval of each Sub-Advisory Agreement is in the best interests of the fund and its shareholders and that the approval of such agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage. Also, the Board found that the sub-advisory fees to be charged under each Sub-Advisory Agreement bear a reasonable relationship to the services to be rendered and will be based upon services provided that will be in addition to, rather than duplicative of services provided under the advisory contract of any underlying fund in which the fund may invest. The Board’s decision to approve each Sub-Advisory Agreement was not based on any single factor, but rather was based on a comprehensive consideration of all the information provided to the Board. In addition, individual Trustees did not necessarily attribute the same weight or importance to each factor.

Nature, Extent, and Quality of Services Provided. The Board considered the backgrounds of the investment personnel that will provide services to the fund, and also took into consideration the fund’s investment objective, strategies and related investment philosophy and the proposed sub-adviser line-up. The Board considered the structure of each Sub-Adviser’s investment personnel compensation program and whether such structure provides appropriate incentives to act in the best interests of the fund. The Board noted that it is familiar with the nature, extent and quality of services provided by MFS from its oversight of the MFS on behalf of another fund overseen by the Board and that MFS will utilize the same organizational, compliance, legal, operational and control structures for both funds.

Resources Dedicated to Investment Management and Support Services. The Board reviewed the general qualifications and capabilities of each Sub-Adviser’s investment staff that will provide services to the fund, its use of technology, and each Sub-Adviser’s approach to managing and compensating its investment personnel. The Board noted that each Sub-Adviser’s analysts have extensive resources, tools and capabilities which allow them to conduct sophisticated fundamental and/or quantitative analysis.

Additionally, in its deliberations, the Board considered the Sub-Advisers’ trading capabilities and resources and compliance infrastructure, which are integral parts of the investment management process. The Board also considered the Sub-Advisers’ investments in business continuity planning in connection with the COVID-19 pandemic.

Shareholder and Administrative Services. The Board considered (i) the nature, extent, quality, and cost of advisory services to be performed by each Sub-Adviser under its respective Sub-Advisory Agreement; and (ii) the resources to be devoted to the fund’s compliance policies and procedures.

Investment Performance. The Board considered the historical investment performance of the Sub- Advisers in managing accounts under similar investment mandates.

Based on its review, the Board concluded that the nature, extent, and quality of services that will be provided to the fund under the Sub-Advisory Agreements should benefit the fund’s shareholders.

Competitiveness of Management Fee and Total Fund Expenses. The Board considered the amount and nature of fees to be paid by the fund to Strategic Advisers and by Strategic Advisers to each Sub- Adviser. The Board also considered the projected change in the fund’s management fee and total operating expenses, if any, as a result of hiring the Sub-Advisers.

The Board noted that neither Sub-Advisory Agreement will result in changes to the maximum aggregate annual management fee payable by the fund or Strategic Advisers’ portion of the management fee. The Board considered Strategic Advisers’ contractual agreement to waive its portion of the fund’s management fee. The Board further considered that because the fund recently launched and none of its existing sub-advised mandates (Existing Mandates) have been funded yet, the fund’s projected management fee and total expenses are based on the expected initial allocations to its Existing Mandates, as well as the initial funding estimates for the Sub-Advisers. The Board considered that after allocating expected assets to the Sub-Advisers, the fund’s projected management fee is expected to increase and the fund’s total net expenses are expected to decrease; however, each are expected to continue to rank below the competitive peer group medians reported in the June 2021 contract approval materials for the fund.

Based on its review, the Board concluded that the fund’s management fee structure and projected total expenses bear a reasonable relationship to the services that the fund and its shareholders will receive and the other factors considered.

Costs of the Services and Profitability. Because each Sub-Advisory Agreement was negotiated at arm’s length and will have no impact on the maximum management fees payable by the fund or Strategic Advisers’ portion of the management fee, the Board did not consider the costs of services and profitability to be significant factors in its decision to approve the Sub-Advisory Agreements.

Potential Fall-Out Benefits. The Board noted that the fund recently launched, and so the Board will review information regarding the potential of direct and indirect benefits accruing to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, in connection with future renewals of the of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board considered Strategic Advisers’ representation that it does not anticipate that the approval of the Sub-Advisory Agreements will have a significant impact on the profitability of, or potential fall-out benefits to, Strategic Advisers or its affiliates.

Possible Economies of Scale. The Board noted that the fund recently launched, and so the Board will review information regarding the potential of direct and indirect benefits to Strategic Advisers and its affiliates from their relationships with the fund, including non-advisory fee compensation paid to affiliates of Strategic Advisers, if any, as well as information regarding potential fall-out benefits accruing to each sub-adviser, if any, as a result of its relationship with the fund, during future renewals of the fund’s management contract, sub-advisory agreements, and sub-subadvisory agreements. The Board noted that each Sub-Advisory Agreement provides for breakpoints that have the potential to reduce sub-advisory fees paid to the Sub-Adviser as assets allocated to the Sub-Adviser grow.

Conclusion. Based on its evaluation of all of the conclusions noted above, and after considering all factors it believed relevant, the Board concluded that each Sub-Advisory Agreement’s fee structure bears a reasonable relationship to the services to be rendered and that each Sub-Advisory Agreement is in the best interests of the fund and its shareholders and should be approved. The Board also concluded that the sub-advisory fees to be charged under each Amended Sub-Advisory Agreement will be based on services provided that will be in addition to, rather than duplicative of, services provided under the advisory contract of any underlying fund in which the fund may invest. In addition, the Board concluded that the approval of each Sub-Advisory Agreement does not involve a conflict of interest from which Strategic Advisers or its affiliates derive an inappropriate advantage.

Any third-party marks that may appear above are the marks of their respective owners.

Strategic Advisers is a registered service mark of FMR LLC. © 2021 FMR LLC. All rights reserved.

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